EXHIBIT 5.1
TROYGOULD PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067-2367

May 26, 2010

Reading International, Inc.
500 Citadel Drive, Suite 300
Commerce, California 90040

Re:              Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Reading International, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about May 26, 2010 for the purpose of registering the offer and sale of up to 1,250,000 shares (the “Shares”) of its Class A Nonvoting Common Stock, par value $0.01 per share, issuable under the Company’s 2010 Stock Incentive Plan (the “Plan”).  This opinion letter is being given to you pursuant to your request.

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (iv) minutes or resolutions of the Company’s Board of Directors and stockholders pertaining to the adoption of the Plan and issuance of the Shares, the Registration Statement and related matters, and (v) such other certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us.  Among other things, we have assumed that:  all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

The law covered by our opinion is limited to the laws of the State of Nevada.  We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of any such laws.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof.  We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

Based upon and subject to all of the foregoing, we are of the opinion that all Shares that are issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and the Plan will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC